Exhibit 10.1

SECOND AMENDED AND RESTATED

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS SECOND AMENDED AND RESTATED EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of April 20, 2021 (the “Effective Date”) by and between BIDI VAPOR, LLC, a Florida limited liability company (“Manufacturer”), and KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“Distributor”). Manufacturer and Distributor are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Manufacturer is in the business of developing electronic and non-electronic nicotine delivery systems and related components (all such products whether now or hereafter made available for sale by Manufacturer being hereinafter referred to as the “Products”).

WHEREAS, Distributor wishes to obtain, and Manufacturer is willing to grant Distributor, an exclusive worldwide right to distribute the Products for sale and resale to both retail level customers (“Retail Customers”) and non-retail level customers, including without limitation, to wholesale customers and sub-distributors (“Non-Retail Customers”).

WHEREAS, Manufacturer and Distributor previously entered into that certain Exclusive Distribution Agreement, effective as of March 9, 2020 (the “Original Agreement”).

WHEREAS, Manufacturer and Distributor amended and restated the Original Agreement in its entirety on May 21, 2020 (the “Restated Agreement”).

WHEREAS, the Parties wish to amend and restate the Restated Agreement for purposes of clarifying certain terms therein to more accurately reflect the Parties’ intentions for this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Manufacturer and Distributor, intending to be legally bound, hereby agree as follows:

1.                   APPOINTMENT; EXCLUSIVITY; MARKETING AND SUPPORT.

A.                  Appointment and Exclusivity. Subject to the terms and conditions set forth in this Agreement, Manufacturer hereby appoints Distributor as its exclusive worldwide distributor of the Products. Distributor accepts the appointment as Manufacturer’s exclusive worldwide distributor of the Products and agrees to buy for resale, upon the terms and conditions set forth herein, the Products in such quantities as Distributor shall need to properly service the market. Manufacturer represents and warrants that the appointment of and sale of the Products to Distributor under this Agreement does not violate any obligations or contracts of Manufacturer. As a condition of exclusivity, Distributor agrees not to represent or sell other products, which Manufacturer may reasonably determine to be competitive with the Products, without written approval from Manufacturer. For purposes of clarification, during the term of this Agreement, Manufacturer will not directly or indirectly sell any Products to any person (Retail Customer or Non-Retail Customer) other than to Distributor.

B.                  Marketing and Support. Manufacturer will be solely responsible to provide Distributor with all branding, logos, and marketing materials to be utilized by Distributor in connection with Distributor’s marketing and promotion of the Products; provided, however, Distributor shall bear all expenses related to reproduction and distribution of the same. Distributor agrees to use its best efforts to promote, develop a market, sell, and distribute the Products worldwide. Among such other actions as may be necessary to generate sales of the Products, Distributor will perform at its expense and to the reasonable satisfaction of Manufacturer the following duties:

i.	Distributor will engage in sales promotion activities in which the Products shall be designated by their correct names and identified as the Products of Manufacturer being marketed by Distributor as an independent distributor.
ii.	Distributor will provide all customer service and support (both to its Retail Customers and Non-Retail Customers and to all end consumers of the Products).
iii.	Distributor will process all sales by Distributor to Retail Customers and Non-Retail Customers. All sales by Distributor to Retail Customers will be made through the domain www.bidivapor.com.
iv.	Distributor shall maintain adequate inventory levels of the Product on-hand to meet Retail Customer demand.
v.	Distributor shall at all times conduct its business in a manner that will reflect favorably on Manufacturer and the Products and will not engage in any deceptive, misleading, illegal, or unethical business practice. In performing its obligations hereunder, Distributor agrees not to make any representations or give any warranties or guarantees to any person with respect to the Products, other than in compliance with Section 7.A. hereof or otherwise expressly authorized in writing by Manufacturer.
vi.	Distributor shall provide to Manufacturer prior to the time of first use five (5) copies of all of Distributor's advertising and sales promotion materials in which any Products are mentioned and five (5) copies of any translations of any manuals or other materials provided or sold to Distributor by Manufacturer.
vii.	Distributor, not more often than every three (3) months, shall make reports to Manufacturer, as reasonably requested by Manufacturer, with respect to sales and potential sales of the Products. Distributor also shall report to Manufacturer such information as is necessary to enable Manufacturer to manufacture or supply the Products in compliance with applicable laws and regulations throughout the world.
viii.	Distributor will prepare and deliver to Manufacturer quarterly forecasts of Distributor's anticipated sales by Product during each month of the six-month period following the date of the forecast. It is understood that said forecasts will be used for planning purposes only and will not constitute a commitment by either Party.
ix.	Distributor will comply with all applicable laws and regulations and will not assist or participate in any violation of laws or regulations applicable to Manufacturer or Distributor.

Distributor shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including, without limitation: (i) salaries or compensation for its personnel; (ii) costs and expenses associated with establishing and maintain its sales organization and offices; and (iii) marketing, advertising, and promotion expenses.

2.                   PURCHASE ORDERS; PRICING.

A.                  Purchase Orders. Distributor shall order the Products in accordance with the terms and conditions of this Agreement. Each order for the purchase of the Products (a “Purchase Order”) must be submitted to Manufacturer by Distributor by email or Manufacturer’s electronic data interchange (EDI) system. Each Purchase Order shall specify: (i) whether the order is being made in connection with the sale by Distributor to Retail Customers or to Non-Retail Customers, (ii) the quantity of the Products being ordered, (iii) the applicable Retail Minimum Price and/or Wholesale Minimum Price for the Products ordered, (iv) the price to be paid by Distributor to Manufacturer for the Products ordered, (v) payment terms granted by Manufacturer, and (vi) the requested receipt date and delivery instructions for the applicable Products ordered. Receipt dates must be during the term of this Agreement, except Distributor may request, subject to Manufacturer’s acceptance in Manufacturer’s sole and absolute discretion, a Purchase Order with a requested receipt date after the expiration or termination of this Agreement, in which case, if accepted by Manufacturer, the terms and conditions of this Agreement shall apply to such purchase, but under no circumstances should such purchase be deemed to be or construed as being a renewal or extension of this Agreement or the exclusivity rights granted to Distributor herein. The Parties agree that to the extent that any of the terms and conditions of this Agreement conflict or are inconsistent with the terms or conditions of any Purchase Order submitted by Distributor, the terms and conditions of this Agreement shall prevail and control to the extent of any such conflict or inconsistency, unless the Purchase Order containing such conflicting or inconsistent terms and conditions is countersigned by Manufacturer, in which case the terms and conditions set forth in such Purchase Order shall prevail and control to the extent of any such conflict or inconsistency.

B.                  Acceptance of Purchase Order. A Purchase Order submitted by Distributor shall be deemed to have been accepted by, and shall be binding upon, Manufacturer when it is countersigned by Manufacturer or if it is not rejected by Manufacturer, in whole or in part, by written notice to Distributor sent within five (5) business days of its receipt by Manufacturer. Notwithstanding anything contained herein to the contrary, Manufacturer may only reject, cancel, or delay any Purchase Order placed by Distributor, whether or not such Purchase Order has been previously accepted by Manufacturer, pursuant to Section 3.B. below. In the event Manufacturer is unable to fill all of a Purchase Order for any reason, it shall promptly notify Distributor and Distributor shall have the right, in its discretion, to cancel the subject Purchase Order. Distributor may change or cancel any of its Purchase Orders without penalty so long as Distributor provides written notice to Manufacturer and the Products have not yet been shipped, or otherwise delivered to Distributor; provided, that Distributor shall pay to Manufacturer a fee of twenty-five percent (25%) of the aggregate purchase price of the Products of which manufacturing has commenced that are subject to any Purchase Order, which has been materially changed or canceled by Distributor.

C.                  Invoices and Payment Terms. Manufacturer shall send Distributor invoices via mail or email for each Purchase Order, once the Products are shipped or otherwise delivered. Distributor shall notify Manufacturer in writing if Distributor disputes any charges set forth on an invoice within five (5) calendar days after receipt of such invoice, specifying in reasonable detail the items disputed and basis for the dispute. Thereafter, the Parties will work in good faith to resolve such dispute as quickly as is reasonably possible. If any such dispute is not resolved within thirty (30) calendar days after Distributor’s receipt of the applicable invoice, then Manufacturer may suspend any further shipments of the Products under this Agreement until such time as the dispute is resolved and all amounts agreed upon by the Parties to be due are paid in full. All undisputed amounts on each invoice are due and payable within thirty (30) calendar days from the date of Distributor’s receipt of the invoice. Payments due hereunder must be made, at Distributor’s option, by ACH, wire transfer, certified check, or such other method as may be agreed to by the Parties. Manufacturer reserves the right to change or modify payment terms upon sixty (60) calendar days’ written notice to Distributor at any time following a default by Distributor of its payment obligations under this Agreement with such changes or modifications to be effective for Purchase Orders submitted after such sixty (60) calendar day period. Invoices will be issued upon the earlier of: (i) shipment of the Products from Manufacturer’s warehouse or production facility to Distributor or to Distributor’s customer via direct shipment or (ii) the delivery of the Products to Distributor.

D.                  Prices; Price Reductions. Manufacturer has a legitimate interest in ensuring that a minimum price be maintained for all sales by Distributor of its Products to Retail Customers and to Non-Retail Customers. Accordingly, Manufacturer will establish minimum pricing for all sales by Distributor of its Products to Non-Retail Customers (“Wholesale Minimum Price”) and minimum pricing for all sales by Distributor of its Products to Retail Customers (“Retail Minimum Price”) and Distributor will not sell any Products to Non-Retail Customers below the applicable Wholesale Minimum Price or sell any Products to Retail Customers below the applicable Retail Minimum Price. The initial Wholesale Minimum Price and Retail Minimum Price for the Products are included as Exhibit A attached hereto. Distributor agrees to pay Manufacturer the price per Product identified in Exhibit A attached hereto. Manufacturer retains the right to make changes to Wholesale Minimum Pricing, Retail Minimum Pricing, and Distributor pricing upon providing not less than three (3) days’ prior written notice to Distributor. Any price reduction to the Wholesale Minimum Pricing, Retail Minimum Pricing, or Distributor pricing with respect to affected Products shall apply to Purchase Orders that have not yet been accepted or deemed accepted by Manufacturer and Purchase Orders thereafter submitted by Distributor. Any price increase to the Wholesale Minimum Pricing, Retail Minimum Pricing, or Distributor pricing with respect to affected Products shall apply to Purchase Orders thereafter submitted by Distributor; provided, that Distributor shall have the right, at its option, to cancel, in whole or in part, any outstanding Purchase Orders for affected Products not yet accepted by Manufacturer. Prices do not include, and Manufacturer shall not be responsible for, any required federal, state, or local sales or other taxes, duties, export or custom charges, VAT charges, brokerage, or other fees.

E.                  Past Due Amounts. If any undisputed amount due Manufacturer by Distributor, for any reason, becomes past due, Manufacturer shall provide written notice to Distributor and, if such amounts remain outstanding for fifteen (15) calendar days following receipt of such notice, Manufacturer may at its option and without further notice withhold further shipments or deliveries of the Products under this Agreement until such past due invoices are paid in full.

F.                   Taxes. Distributor shall be responsible for any national, state, or local sales, use, value added, or other tax, tariff, duty, or assessment levied or imposed by the United States or any foreign governmental authority arising out of or related to any of the transactions contemplated by this Agreement, including sales of the Products to Distributor, other than taxes based upon Manufacturer’s income. Distributor must pay directly, or reimburse Manufacturer for, the amount of such sales, use, value added or other tax, tariff, duty, or assessment that Manufacturer is at any time obligated to pay or collect with respect to or arising out of the sale of the Products under this Agreement.

3.	SHIPMENTS; PRODUCTS; RIGHT OF FIRST REFUSAL ON CHANGE OF CONTROL TRANSACTIONS.

A.       Shipment Terms; Title and Risk of Loss. All of the Products purchased by Distributor under this Agreement will be packaged for shipment in Manufacturer’s standard containers, marked for shipment or delivery to Distributor at the address specified by Distributor in the Purchase Order (the applicable destination being hereinafter referred to as the “Destination”). All costs of shipment shall be paid by Manufacturer for any purchase by Distributor of the Products from Manufacturer for sale to Retail and Non-Retail Customers. Title and risk of loss will pass to Distributor upon the earlier of: (i) the delivery of the Products at the Destination or (ii) the tender of the Products by Manufacturer to the first shipping carrier. Distributor shall be solely responsible for all costs of shipment for the subsequent sale by Distributor to Retail Customers and Non-Retail Customers. Manufacturer shall ship or otherwise deliver the Products on or before the requested receipt date designated in a Purchase Order (provided, that such receipt date is not less than twenty (20) business days after the Purchase Order is received by Manufacturer) and shall promptly notify Distributor when Manufacturer knows or has reason to believe that a shipment will not be delivered by the requested receipt date. Any expense for any special packaging or any special delivery requested by Distributor shall be borne by Distributor.

B.       Manufacturer’s Right to Delay or Cancel. Notwithstanding Manufacturer’s obligations in this Agreement, Manufacturer may refuse, cancel, or delay any shipment of the Products when Distributor is delinquent in any payment for more than (30) calendar days, or when Distributor is in material breach of its obligations under this Agreement, which has not been cured pursuant to Section 11.A.

C.       Acceptance of Shipments or Deliveries. Distributor shall have ten (10) business days from the date of arrival of the shipment or delivery of the Products at the applicable Destination or other shipping or delivery location agreed upon by the Parties to inspect the Products and notify Manufacturer in writing of any discrepancies with respect to such Products, including but not limited to any discrepancies in the quantity or quality of the Products. The Products with respect to which Distributor does not notify Manufacturer of any discrepancies in writing shall be deemed accepted by Distributor.

D.        Adding or Deleting the Products; Manufacturing Changes to the Products. Manufacturer shall have the right at any time upon ninety (90) calendar days’ prior written notice to Distributor to add or delete the Products. Should Manufacturer want to make any changes to the Products, it shall first notify the Distributor at least ninety (90) calendar days before the change is implemented, and such changes shall be agreed to by the Parties in writing before shipment or delivery of any Products that include any such changes. Notwithstanding the foregoing, for changes required by regulatory or certification authorities or otherwise deemed necessary by Manufacturer for any reason, including health, safety, welfare, technology, intellectual property, trade secret, competitive, materials sourcing, or other matters, Manufacturer will notify Distributor at least thirty (30) calendar days before the change is implemented, but Distributor’s approval of such changes shall not be required.

E.       Right of First Refusal for Future Products. The Manufacturer shall offer to the Distributor the right to be the exclusive distributor of any and all future products that: (a) arise out of or relate to electronic nicotine delivery systems and related components to electronic nicotine delivery systems; or (b) arise out of or relate to the synthetic nicotine industry; or (c) arise out of or relate to the tobacco-derived nicotine industry (collectively, the “Future Products”). For the avoidance of doubt, Future Products shall include only nicotine products distributed for commercial sale. At such time when the Manufacturer wishes to distribute any Future Products, it will offer the opportunity to the Distributor and the parties must engage in good faith negotiations regarding the terms and conditions, including but not limited to pricing, pursuant to which the Distributor will have the exclusive right to distribute Future Products. If after 30 days the parties have been unable to reach an agreement and have acted in good faith, the Manufacturer may enter into negotiations with third parties. If the Manufacturer intends to enter into an agreement with a third party with respect to distribution of the Future Products, it shall first offer to the Distributor a right of first refusal with respect to such agreement. Distributor must exercise such right of first refusal within ten (10) business days after the Manufacturer conveys the terms and conditions of such agreement. Exhibit A shall be amended to include any Future Products to be sold by the Distributor.

F.       Right of First Refusal on Manufacturer Change of Control. If the Manufacturer receives an offer that would constitute a Change of Control Transaction (the “Bona Fide Offer”) and the Manufacturer wishes to accept such Bona Fide Offer, then the Manufacturer shall give written notice (the “Seller’s Notice”) to the Distributor, which Seller’s Notice must contain all the terms, conditions, and obligations of the Bona Fide Offer and the identification of the purchaser (the “Buyer”). The Distributor shall have the irrevocable first right to accept such Bona Fide Offer in place of the Buyer on the same terms and conditions set forth in the Seller’s Notice. The Distributor’s Right of First Refusal shall extend for a period of sixty (60) days after delivery of the Seller’s Notice (the “Exercise Period”) to the Distributor. If the Distributor exercises its rights hereunder and elects to accept the Bona Fide Offer in place of the Buyer, then: (a) the Distributor must send written notice during the Exercise Period to the Manufacturer indicating the Distributor is accepting the Bona Fide Offer in place of the Buyer on the terms and conditions set forth in the Seller’s Notice; and (b) the closing for the Distributor’s acceptance of the Bona Fide Offer in place of the Buyer shall occur at the same time on the same terms and conditions set forth in the Seller’s Notice. For purposes of this Agreement, the term “Change of Control Transaction” means any of the following: (w) any person, entity, or “group” (within the meaning of Rules 13(d) and 14(d) under the Securities Exchange Act of 1934) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of any class of equity interests or ownership interests of Manufacturer; (x) the existing members of the Manufacturer at the time of the execution of this Agreement (the “Existing Members of the Manufacturer”), its affiliates and/or any trust established by the Existing Members of the Manufacturer solely for their own benefit and the benefit of their respective spouses and/or issue cease to own in the aggregate more than 50% of any class of outstanding equity interests or ownership interests in Manufacturer; (y) a sale, lease, or other disposition of all or substantially all the Manufacturer’s assets; or (z) any consolidation or merger of Manufacturer with or into any other person, entity, or any other corporate reorganization, in which the Existing Members of the Manufacturer own less than 50% of any class of equity interests or ownership interests of the surviving entity.

4.	INTELLECTUAL PROPERTY RIGHTS.

A.       Manufacturer’s Marks. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Manufacturer hereby grants to Distributor a revocable, sublicensable, non-transferable, non-exclusive, limited license to use Manufacturer’s logos, trademarks, and trade names, together with all branding and marketing materials created by or on behalf of Manufacturer in connection with the Products, and the domain www.bidivapor.com (collectively the “Manufacturer IP”), solely in connection with the marketing, advertisement, and sale of the Products. Such license shall immediately terminate upon the expiration or termination of this Agreement. Distributor shall strictly comply with all standards of use for the Manufacturer IP and must at all times display appropriate trademark and copyright notices as instructed by Manufacturer. Distributor acknowledges and agrees that the Manufacturer IP and other intellectual property provided to Distributor by Manufacturer, if any, are the sole and exclusive property of Manufacturer. Distributor shall not acquire any right, title, or interest under this Agreement in any patent, copyright, Manufacturer IP, or other intellectual property right of any kind of Manufacturer. No implied license, patent, copyright, or other intellectual property right of Manufacturer is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Distributor shall not do anything that will in any manner infringe, impeach, dilute, or lessen the value of the Manufacturer IP, patents, copyrights, or other intellectual property of Manufacturer or the goodwill associated therewith or that will tend to prejudice the reputation of the Manufacturer or the sale of any Products.

B.       Distributor Marks. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Distributor hereby grants Manufacturer a non-exclusive, royalty free license to use Distributor’s logos, trademarks, and trade names (the “Distributor Marks”) on Manufacturer’s web sites and marketing materials. Such license shall immediately terminate upon the expiration or termination of this Agreement. Manufacturer shall strictly comply with all standards of use for the Distributor Marks and must at all times display appropriate trademark and copyright notices as instructed by Distributor. Manufacturer acknowledges and agrees that the Distributor Marks and other intellectual property provided to Manufacturer by Distributor, if any, are the sole and exclusive property of Distributor. Manufacturer shall not acquire any right, title, or interest under this Agreement in any patent, copyright, Distributor Marks, or other intellectual property right of any kind of Distributor. No implied license, patent, copyright, or other intellectual property right of Distributor is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Manufacturer shall not do anything that will in any manner infringe, impeach, dilute, or lessen the value of the Distributor Marks, patents, copyrights, or other intellectual property of Distributor or the goodwill associated therewith or that will tend to prejudice the reputation of the Distributor.

5.	CONFIDENTIAL INFORMATION.

A.                  Confidential Information. The Parties acknowledge and agree that during the term of this Agreement, each may receive confidential information from the other Party. “Confidential Information” shall mean (i) information relating to a Party’s and its affiliates’ products or business including, but not limited to, the business plans, financial records, customers, suppliers, products, product samples, strategies, inventions, procedures, sales aids or literature, technical data, advice or knowledge, contractual agreements, pricing, price lists, product white papers, plans, designs, specifications, and know-how or other intellectual property, that may be at any time furnished, communicated, or delivered by either Party to the other Party whether in oral, tangible, electronic, or other form and (ii) all other non-public information provided by one Party to the other including, but not limited, to financial, technical, and business information, and all non-promotional materials furnished by one Party to another.

B.                  Exceptions. The “Receiving Party” shall not have any obligations to preserve the confidential nature of any Confidential Information that: (i) Receiving Party can demonstrate by competent evidence was rightfully in the Receiving Party’s possession before receipt from the “Disclosing Party”; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by Receiving Party from a third party without, to the best of Receiving Party’s knowledge, a duty of confidentiality; (iv) is independently developed by Receiving Party without use of the Confidential Information; or (v) is disclosed by Receiving Party with Disclosing Party’s prior written approval.

C.                  Use of Confidential Information; Standard of Care. The Receiving Party shall maintain the Confidential Information in confidence and disclose the Confidential Information only to its employees, subcontractors, and consultants who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive as, or who have been advised of the confidentiality obligations set forth in this Agreement. The Receiving Party shall remain responsible for breaches of this Agreement arising from the acts of its employees, subcontractors, and consultants to whom it provides the Disclosing Party’s Confidential information. The Receiving Party shall protect Confidential Information by using the same degree of care as Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. The Receiving Party agrees not to use the Disclosing Party’s Confidential Information for its own purpose other than in connection with the transactions contemplated by this Agreement or for the benefit of any third party, without the prior written approval of the Disclosing Party. The Receiving Party shall promptly return or certify destruction of all copies of Confidential Information upon request by the Disclosing Party or upon the expiration or earlier termination of this Agreement.

D.                  Equitable Relief. The Receiving Party hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information may result in irreparable harm to the Disclosing Party for which there may be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event the Disclosing Party shall be entitled to seek an injunction, without bond, preventing any further breach of this Agreement by the Receiving Party.

6.                   INSURANCE. Manufacturer shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage on the Products purchased by Distributor for resale. Manufacturer shall use commercially reasonable efforts to provide Distributor with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

Distributor shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage. Distributor shall use commercially reasonable efforts to provide Manufacturer with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

7.                   WARRANTY; RECALL.

A.                  Warranty. Manufacturer warrants to Distributor, for a period of one (1) year from the date of delivery by Manufacturer to the intended recipient thereof, that any Products delivered by Manufacturer pursuant to this Agreement shall conform in all material respects to Manufacturer’s written specifications for such Products, a copy of which is attached hereto as Exhibit B, and shall be free of defects in materials and workmanship. Manufacturer further warrants to Distributor that it has title to the Products to be conveyed hereunder and has the right to sell the same and that at the time of delivery, such Products shall be free of any security interest or other lien or any other encumbrances whatsoever (the warranties provided in the preceding two sentences being hereinafter referred to as the “Limited Warranty”). Except for the Limited Warranty, Manufacturer makes no warranties or representations to Distributor or any other person with respect to the Products or any services provided to Distributor or any other person. Manufacturer may not change any of the terms of the Limited Warranty at any time, without written consent from Distributor unless Manufacturer notifies Distributor in writing at least one hundred and twenty (120) calendar days prior to any such change. Any such change shall not apply to any Products sold to or ordered by Distributor prior to the change. Distributor will not alter the Limited Warranty, warranty disclaimers, and limitation of liability without the prior written authorization of Manufacturer, nor extend or make any additional warranty or representation regarding the Products unless expressly authorized by Manufacturer.

THE LIMITED WARRANTY REFERRED TO IN THIS SECTION IS THE ONLY WARRANTY, EXPRESS OR IMPLIED, THAT MANUFACTURER MAKES WITH RESPECT TO THE PRODUCTS. MANUFACTURER SPECIFICALLY DISCLAIMS ALL OTHER IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

B.                  Warranty Claims. The Limited Warranty is effective only if Distributor gives prompt written notice to Manufacturer of any alleged breach of the Limited Warranty, which notice shall specifically describe the problem and shall state the date of sale and name and location of the recipient of the Product originally shipped by Manufacturer. Notwithstanding anything to the contrary contained herein, Manufacturer shall have no obligation under the Limited Warranty unless it receives such notice within thirty (30) days following the expiration of the warranty period. In the event of any breach of the Limited Warranty Manufacturer’s sole obligation is to replace each non-conforming Product within a reasonable period of time and to pay for the costs of shipment to the original recipient of the Product or as otherwise specified by Distributor.

C.                  Recall. In the event that: (i) any applicable federal, state or foreign regulatory authority should issue a request, directive or order that a Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Manufacturer determines that the Product represents a risk of injury or customer deception or is otherwise defective and that the recall of a Product is appropriate (“Recall”), Manufacturer shall have sole right and responsibility for implementing the Recall. Distributor will provide cooperation and assistance to Manufacturer in connection therewith, as may be reasonably requested by Manufacturer. Manufacturer shall be solely responsible for all expenses affecting such Recall (including any reasonable out-of-pocket expenses incurred by Distributor in connection with such cooperation, as directed in writing by Manufacturer).

8.	INDEMNIFICATION.

A.                  Indemnity Obligations for Intellectual Property Infringement. Manufacturer agrees to defend, indemnify, and hold harmless Distributor from and against any and all claims, losses, damages, suits, expenses (including reasonable attorneys’ fees), and costs (collectively “Claims”) brought or alleged by a third party that the Manufacturer IP or any Products sold to Distributor infringe any U.S. patent, trademark, or copyright. Distributor shall reasonably cooperate with Manufacturer, its insurance company, and its legal counsel in its defense of such Claims. If the use or sale of any Products furnished under this Agreement is enjoined as a result of a Claim, Manufacturer shall either obtain on behalf of the Distributor the right to continue to use or sell such Products, substitute an equivalent product reasonably acceptable to Distributor in its place, or reimburse Distributor the purchase price of the Products, costs incurred by Distributor as a result of such cancellation, and any and all losses or costs incurred as a result of Distributor’s breach of any purchaser order or other agreement with its customers. Notwithstanding the foregoing, this indemnity shall not apply or cover any Claims based upon any infringement or alleged infringement of any patent, trademark, or copyright resulting from the alteration or unauthorized (by Manufacturer) use of any Manufacturer IP or the Products by Distributor or a Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination, or unauthorized use by Distributor or any Distributor representative. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Distributor fails to provide Manufacturer with prompt written notice of the Claim that lack of notice materially prejudices the defense of the Claim.

B.                  Distributor agrees to defend, indemnify, and hold harmless Manufacturer from and against any and all Claims brought or alleged by a third party based upon any infringement or alleged infringement of any patent, trademark, or copyright resulting from the alteration or unauthorized (by Manufacturer) use of any Manufacturer IP or the Products by Distributor or a Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination, or unauthorized use by Distributor or any Distributor representative. Manufacturer shall reasonably cooperate with Distributor, its insurance company, and its legal counsel in its defense of such Claims. Manufacturer shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Manufacturer fails to provide Distributor with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

C.                  Manufacturer’s Additional Indemnity Obligations. Notwithstanding anything herein to the contrary, in addition to all other rights and remedies available at law or in equity, Manufacturer hereby agrees to defend, indemnify, and hold harmless Distributor from and against any and all third party Claims (i) arising out of any defects in any Products existing at the time such Products are sold by Manufacturer to Distributor, or (ii) arising out of the negligent acts or omissions or willful misconduct of Manufacturer, its employees, agents, or representatives with respect to the Products or its performance of this Agreement. Distributor shall reasonably cooperate with Manufacturer, its insurance company, and its legal counsel in its defense of such Claims. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Distributor fails to provide Manufacturer with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

D.                  Distributor’s Indemnity Obligations to Manufacturer. Distributor hereby agrees to defend, indemnify, and hold harmless Manufacturer, its affiliates, and their respective officers directors, employees, and agents from and against any and all Claims (i) arising out of the negligent acts or omissions or willful misconduct of Distributor, its employees, agents, or representatives with respect to its performance of this Agreement, sale of the Products, or otherwise, (ii) arising out of the alteration or modification of the Products or Manufacturer IP by Distributor or its employees, agents, or representatives, or (iii) alleging that the Distributor Marks infringe or otherwise violate the intellectual property rights of a third party. This indemnity shall not cover any Claims in which Manufacturer fails to provide Distributor with prompt written notice which lack of notice prejudices the defense of the Claim. Manufacturer shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Manufacturer’s expense.

E.                  Settlement of Claims. In no event shall a party seeking or entitled to indemnification from a Party hereunder settle, compromise, agree to a judgment, or take any similar action with respect to any Claim without the written consent of the Party from whom indemnification is sought.

9.                   LIMITATION OF LIABILITY.

EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT AND CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BY LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOSS BUSINESS OPPORTUNITIES, DAMAGE TO GOODWILL OR REPUTATION, OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

10.                TERM. This Agreement shall commence on the Effective Date and shall end on the tenth (10th) anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 11 hereof. The Initial Term shall automatically renew for another five (5) years if Distributor satisfies the Minimum Purchase Thresholds as set forth in Exhibit C during the Initial Term. If Distributor fails to satisfy the Minimum Purchase Thresholds as set forth in Exhibit C during the Initial Term, then this Agreement shall automatically renew annually for two (2) year periods (each, a “Renewal Term”), unless either Party provides the other Party with written notice of its intention not to renew the Initial Term or Renewal Term, as applicable, at least sixty (60) days prior to the expiration of the then current Initial Term or Renewal Term. For the avoidane of doubt, the Manufacturer is prohibited from not renewing the Agreement after the Initial Term if Distributor fulfills the Minimum Purchase Thresholds as set forth in Exhibit C during the Initial Term.

11.                TERMINATION.

A.                  Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) calendar days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non-breaching Party.

B.                  Termination for Financial Insecurity. Either Party may terminate this Agreement and any outstanding Purchase Orders (to the extent the Products have not already been delivered to the carrier for shipment) immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within sixty (60) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365.

C.                  Termination for Failure to Meet Minimum Purchase Commitments. Manufacturer may terminate this Agreement at any time upon written notice to Distributor if Distributor fails to satisfy the Minimum Purchase Threshold (as defined in Exhibit C) for any applicable period as set forth on Exhibit C attached hereto and incorporated herein by reference. At Manufacturer’s option, Manufacturer may elect to suspend a decision to terminate this Agreement as permitted under this Section 11.C. for an indefinite period, but may, in the meantime upon written notice to Distributor, terminate Distributor’s exclusive rights under Section 1.A. above.

D.                  Obligations upon Termination. Upon termination of this Agreement, Distributor shall cease to be an authorized reseller of the Products and (i) all unaccepted Purchase Orders may be cancelled by Distributor or Manufacturer without liability, and (ii) Distributor may, at its option, resell, and deliver to Manufacturer, free and clear of all liens and encumbrances, any or all of the Products that (A) are subject to Purchase Orders accepted by Manufacturer whether or not the applicable Products have been shipped as of the date of termination and (B) were manufactured, shipped, or received as of the date of termination, in each case that are in new condition and in the original factory packaging at the original purchase price of any such Products that Distributor elects to resell to Manufacturer less a restocking charge of 50% of such amount payable by Manufacturer upon receipt of such Products. Restocking is waived in the event the Manufacturer terminates Distributor, other than if termination is a Termination for Breach as outlined in 11.A. Within ninety (90) calendar days of termination of this Agreement, Distributor shall remove and not thereafter use any sign, display, or other advertising or marketing means containing Manufacturer Marks, except as provided in this section. Distributor may continue to use in-store materials containing the Manufacturer IP as reasonably required for the resale of the Products that may be remaining in Distributor’s possession after termination, which materials Distributor may continue to utilize until all remaining Products have been sold or one hundred eighty (180) calendar days after termination, whichever comes first, after which Distributor shall cease the use of any such Manufacturer IP.

12.                COMPLIANCE WITH LAWS. Distributor acknowledges and understands that the Products may be subject to restrictions upon export from the United States and upon resale after export. Distributor therefore represents and warrants that it shall comply fully with all relevant regulations of the U.S. Department of Commerce, with the U.S. Export Administration Act, and with any other import and/or export control laws or regulations of the United States or any other jurisdiction.

13.                GENERAL TERMS.

A.                  Independent Contractors. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Neither Manufacturer nor Distributor has the authority to bind the other, to incur any liability, or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers’ compensation, and all other employment benefits.

B.                  Assignment. Neither this Agreement, nor any right or interest herein, may be assigned, in whole or in part, without the express written consent of the other Party. Any assignment without such consent shall be null and void. Notwithstanding the foregoing, the Distributor may subcontract its rights or obligations under this Agreement with the prior written consent of Manufacturer. Either party may assign this Agreement if the assignment is carried out as part of a merger, restructuring, or reorganization, or sale or transfer of all or substantially all of a Party’s assets. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and legal representatives. Except as set forth in Section 8, there are no third-party beneficiaries to this Agreement.

C.                  Notices. Unless otherwise agreed to by the Parties, all notices shall be deemed effective when received and made in writing by either (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier, or (iii) fax with confirmation, addressed to the party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

If to Manufacturer:

BIDI VAPOR, LLC

4460 OLD DIXIE HWY

GRANT-VALKARIE, FL 32949

Attn:	BIDI VAPOR - CORPORATE
Email:	ADMIN@BIDIVAPOR.COM
Fax:	833-367-2434

If to Distributor:

Kaival Brands Innovations Group, Inc.

401 N. WICKHAM RD.

MELBOURNE, FL 32935

Attn:	KAVL - CORPORATE
Email:	ADMIN@KAIVALBRANDS.COM
Fax:	833-452-4825

(with a copy to, which does not serve as notice):

Baker & Hostetler LLP

200 S. ORANGE AVE., STE 2300

ORLANDO, FL 32801

Attn: ALISSA LUGO & KEITH DURKIN

Email: alugo@bakerlaw.com

kdurkin@bakerlaw.com

Fax: 407-841-0168

Either Party, by written notice to the other pursuant to this section, may change its address or designees for receiving such notices.

D.                  Force Majeure. Neither Party shall liable hereunder for any failure or delay in the performance of its obligations under this Agreement if such failure or delay is on account of causes beyond its control, including labor disputes, civil commotion, war, fires, floods, inclement weather, governmental regulations or controls, casualty, government authority, strikes, or acts of God, in which event the non-performing Party shall be excused from its obligations for the period of the delay and for a reasonable time thereafter. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence. Notwithstanding anything to the contrary contained herein, in no event shall the COVID-19 pandemic or government actions taken in connection with the same (or any future pandemic or government actions taken in connection with the same) constitute an event of force majeure under this Section 13.D. or otherwise prohibit or restrict Manufacturer’s rights to terminate this Agreement for failure of Distribute to meet the Minimum Purchase Threshold set forth under Section 11.C. hereof.

E.                  Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law of such state and shall be binding upon the Parties hereto in the United States and worldwide. Any claims or legal actions by one Party against the other arising under this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Orange County, Florida. Both Parties hereby submit to the jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM, OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

F.                   Attorney’s Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

G.                 Survival. The provisions of this Agreement, which by their sense and context should survive any termination of expiration of this Agreement, including without limitation sections 5 (confidentiality), 7 (warranty), 8 (indemnification), 9 (limitation of liability), 12 (compliance with laws), and 13 (general terms) shall so survive.

H.                 Authorized Signatories. It is agreed and warranted by the Parties that the individuals signing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization shall be required.

I.                    Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

J.                   No Strict Construction. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

K.                 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

L.                  Entire Agreement; Modification; Waiver. This Agreement is the entire agreement between the Parties with respect to the subject matter and supersedes any prior agreement or communications between the Parties hereto, whether written or oral. This Agreement may be modified only by a written amendment signed by authorized representatives of both Parties. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision thereafter.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the 20th day of April, 2021.

MANUFACTURER

BIDI VAPOR, LLC

By: /s/ Nirajkumar Patel

Name: Nirajkumar Patel

Title: Manager

DISTRIBUTOR

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By: /s/ Eric Mosser

Name:     Eric Mosser

Title:       Chief Operating Officer